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                                                                 EXHIBIT 8(b)(3)


                                   AMENDMENT 1

AMENDMENT 1 made as of November 1, 1999, to that certain Agreement dated as of the 1st day of July, 1997 by and between Dreyfus, a New York Corporation, and The Variable Annuity Life Insurance Company ("Client") a Texas corporation. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Agreement unless the context requires otherwise.

WHEREAS, Dreyfus and Client desire to amend the Agreement to reflect a higher annual fee rate for the Administrative Services performed by Client under the Agreement;

NOW, THEREFORE, Dreyfus and Client hereby agree to amend the Agreement by replacing paragraph 7 thereof in its entirety with the following revised paragraph 7:

          7. In consideration of the performance of the Administrative Services by Client, Dreyfus agrees to pay client a monthly fee at an annual rate of _____ of the value of each Fund's average daily net assets deposited and maintained in the Master Account for Client Customers. Payment shall be made within 30 days following the end of each month.

EXECUTED, on the date or dates set forth below to be effective as of the date first above written.


VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:   /s/ ROBERT P. CONDON
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Name:     Robert P. Condon
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Its:      Executive Vice President - AGRS
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Date:     January 6, 2000
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THE DREYFUS CORPORATION

By:   /s/ WILLIAM H. MARESCA
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Name:     William H. Maresca
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Its:      Controller
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Date:     December 17, 1999
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